Exhibit 99.1

NEWS RELEASE
Skyline Corporation 2520 By-Pass Road P.O. Box 743 Elkhart, Indiana 46515-0743 (574) 294-6521

Subject: SECOND QUARTER REPORT	Approved by: JON S. PILARSKI

ELKHART, INDIANA — JANUARY 12, 2017

SKYLINE REPORTS SECOND QUARTER AND FIRST HALF RESULTS

For the second quarter of fiscal 2017, Skyline Corporation (NYSE MKT: SKY) (“Skyline” or the “Corporation”) reported the following results:

•	Net sales from continuing operations of $64,226,000, an increase of 9.4% over net sales of $58,684,000 from continuing operations in the year ago quarter.

•	Loss from continuing operations of $595,000 as compared to income of $1,748,000 from continuing operations in the second quarter of fiscal 2016. Net income in the year ago quarter included a $250,000 payment on an account that had previously been fully reserved.

•	No income or loss from discontinued operations as compared to a loss of $42,000 from discontinued operations in the second quarter of fiscal 2016.

•	Net loss of $595,000 or $0.07 per share as compared to a net income of $1,706,000 or $0.20 per share in the second quarter of fiscal 2016.

•	Skyline commenced operation of a new facility in June of 2016 which contributed $4,168,000 of sales and incurred $4,718,000 of expenses in the current quarter.

For the first half of fiscal 2017, the Corporation reported the following results:

•	Net sales from continuing operations of $125,402,000, an increase of 16.7% over net sales of $107,426,000 from continuing operations in the year ago first half.

•	Income from continuing operations of $149,000 as compared to income of $853,000 from continuing operations in the first six months of fiscal 2016. Net income in the year ago first half included a $250,000 payment on an account that had been previously reserved.

Bringing America Home.    Bringing America Fun.

NEWS RELEASE
Skyline Corporation 2520 By-Pass Road P.O. Box 743 Elkhart, Indiana 46515-0743 (574) 294-6521

Subject: SECOND QUARTER REPORT	Approved by: JON S. PILARSKI

•	No income or loss from discontinued operations as compared to income of $19,000 from discontinued operations in the first two quarters of fiscal 2016.

•	Net income of $149,000 or $0.02 per share as compared to a net income of $872,000 or $0.10 per share in the first half of fiscal 2016.

•	Skyline commenced operation of a new facility in June of 2016 which contributed $6,254,000 of sales and incurred $7,535,000 of expenses in the first half of fiscal 2017.

“Our second quarter and year to date results were negatively impacted by higher than expected startup costs and general inefficiencies in our new facility. We also experienced higher labor costs associated with hiring and training employees to meet the demands of increased production in a number of our facilities,” commented President and Chief Executive Officer, Richard Florea. “We are redoubling our efforts to bolster our cost control environment to ensure that our labor and material costs meet our expectations despite these challenges.”

Bringing America Home.    Bringing America Fun.

Skyline Corporation and Subsidiary Companies

Consolidated Balance Sheets

(Dollars in thousands)

	November 30, 2016	May 31, 2016
	(Unaudited)
Current Assets:
Cash	$8,902	$7,659
Accounts receivable	15,823	15,153
Inventories	11,956	11,381
Workers’ compensation security deposit	690	1,294
Other current assets	1,048	331

Total Current Assets	38,419	35,818

Property, Plant and Equipment, at Cost:
Land	2,996	2,996
Buildings and improvements	37,207	36,624
Machinery and equipment	17,142	16,977

	57,345	56,597
Less accumulated depreciation	45,423	44,952

	11,922	11,645
Other Assets	7,386	7,515

Total Assets	$57,727	$54,978

Current Liabilities:
Accounts payable, trade	$4,013	$3,921
Accrued salaries and wages	3,507	3,557
Accrued marketing programs	3,638	1,767
Accrued warranty	5,379	4,817
Customer deposits	1,332	1,521
Other accrued liabilities	2,756	2,448

Total Current Liabilities	20,625	18,031

Long-Term Liabilities:
Deferred compensation expense	4,946	5,002
Accrued warranty	2,500	2,500
Life insurance loans	4,312	4,312

Total Long-Term Liabilities	11,758	11,814

Shareholders’ Equity:
Common stock, $.0277 par value, 15,000,000 shares authorized; issued 11,217,144 shares	312	312
Additional paid-in capital	5,072	5,010
Retained earnings	85,704	85,555
Treasury stock, at cost, 2,825,900 shares	(65,744)	(65,744)

Total Shareholders’ Equity	25,344	25,133

Total Liabilities and Shareholders’ Equity	$57,727	$54,978

Skyline Corporation and Subsidiary Companies

Consolidated Statements of Operations

For the Three-Months and Six-Months Ended November 30, 2016 and 2015

(Dollars in thousands, except share and per share amounts)

	Three-Months Ended		Six-Months Ended
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
OPERATIONS
Net sales	$64,226	$58,684	$125,402	$107,426
Cost of sales	58,996	51,457	113,592	95,556

Gross profit	5,230	7,227	11,810	11,870
Selling and administrative expenses	5,739	5,400	11,489	10,859

Operating (loss) income	(509)	1,827	321	1,011
Interest expense	(86)	(79)	(172)	(158)

(Loss) income from continuing operations before income taxes	(595)	1,748	149	853
Income tax expense	—	—	—	—

(Loss) income from continuing operations	(595)	1,748	149	853
(Loss) income from discontinued operations, net of taxes	—	(42)	—	19

Net (loss) income	$(595)	$1,706	$149	$872

Basic and diluted (loss) income per share	$(.07)	$.20	$.02	$.10

Basic and diluted (loss) income per share from continuing operations	$(.07)	$.21	$.02	$.10

Basic and diluted income (loss) per share from discontinued operations	$—	$(.01)	$—	$—

Weighted average number of common shares outstanding:
Basic	8,391,244	8,391,244	8,391,244	8,391,244

Diluted	8,391,244	8,391,244	8,512,903	8,391,244